Exhibit 99.1

Press Contact:

Courtney Brigham

Spansion Inc.

+1.408.616.5056

courtney.brigham@spansion.com

Investor Relations:

Randy Furr

Spansion Inc.

+1.408.616.3682

Spansion Inc. Announces Agreement to Purchase Distribution Business

& Foundry Services from Former Japanese Subsidiary

Company on-track to emerge from Chapter 11 in the first quarter of 2010

SUNNYVALE, Calif., - January 8, 2010 – Spansion Inc. today announced it has reached verbal agreement to acquire the distribution business of its former subsidiary, Spansion Japan, that is the subject of a proceeding under the Japanese Corporate Reorganization Law (Kaisha Kosei Ho) pending in the Tokyo District Court. Spansion also verbally approved a new foundry services agreement which would include wafer and sort services from Spansion Japan. In a hearing before the U.S. Bankruptcy Court today, a representative of GE Financial Services Corporation, the agent for Spansion Japan’s syndicate of secured lenders, announced their support for the agreements, subject to final approval of the syndicate members. The agreements remain subject to completion of definitive agreements and approval by the U.S. Bankruptcy Court with jurisdiction over Spansion’s chapter 11 case as well as the Tokyo District Court.

“Upon court approval, these agreements finalize Spansion’s plan for manufacturing services and on-going support for Japanese customers as it continues its planned emergence from Chapter 11 in the first quarter of 2010,” said John Kispert, Spansion president and CEO. “We are pleased that this agreement will also help enable Spansion Japan to reorganize as a stand-alone entity.”

Spansion Japan would retain certain unsecured claims against Spansion Inc. that could be compromised under Spansion’s proposed plan of reorganization. Any awards related to these claims would be treated as pre-petition obligations and would not affect the company’s capital structure upon emergence from Chapter 11 bankruptcy. The complete definitive terms and conditions of the settlement will be filed with the U.S. Bankruptcy Court on or before January 15, 2010. The U.S. Bankruptcy Court has scheduled a hearing to consider approval of the settlement on January 29, 2010.

About Spansion

Spansion (Pink Sheets: SPSNQ) is a leading Flash memory solutions provider dedicated to enabling, storing and protecting digital content in automotive, consumer electronics, networking and wireless applications. Spansion is focused exclusively on designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion(R), the Spansion logo, MirrorBit(R), MirrorBit(R) Eclipse(TM), ORNAND(TM), EcoRAM(TM) and combinations thereof, are trademarks and registered trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Cautionary Statement

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements. The risks and uncertainties include the company’s ability to: manage costs; achieve adequate liquidity; complete the chapter 11 reorganization process; execute on its new strategic focus; reach a sustainable business model; survive as a stand-alone entity; reach operational efficiency; and reach and sustain profitability. The risks and uncertainties related to creditor protection proceedings include: the company’s ability to depend on Spansion Japan for wafer production and distribution of products in Japan, due to actions taken by either (i) Spansion Japan (at the direction of the Spansion Japan trustee or pursuant to orders of the Japanese court in the Spansion Japan corporate reorganization proceeding or otherwise) or (ii) the company or Spansion LLC (pursuant to the orders of the U.S. Bankruptcy Court or otherwise); the company’s ability to transfer wafer production capacity to another location or to a third-party foundry, or to find alternative methods of distributing and selling its products in the event that Spansion Japan is not successful or has difficulties in reorganizing or if the company discontinues its business relationship with Spansion Japan; any other actions or orders taken by the U.S. Bankruptcy Court that may impact the company’s operations; any negative impacts on the company’s business, results of operations, financial position or cash management arrangements; the inability to freely deploy cash resources throughout the company’s various geographical locations as all or part of the total worldwide cash may not be available in either the United States or for working capital as a result of limitations inherent in the chapter 11 proceedings in the United States or Spansion Japan’s corporate reorganization proceeding or as a result of various restrictions in certain geographies; the negative impact on relationships with employees, customers, suppliers and contract manufacturers and other stakeholders; the failure of the company to obtain the U.S. Bankruptcy Court orders substantially on the terms applied for; the adequacy of the company’s cash on hand to fund its ongoing operations; the failure of the company to obtain the requisite approvals of affected creditors or the courts for the proposed plan or reorganization, or to successfully implement such a plan or obtain sufficient exit financing, if required, within the time granted by the U.S. Bankruptcy Court, leading to the likely liquidation of the company’s assets; and that following the approval of the proposed plan of reorganization, the company’s outstanding common stock will be cancelled. In addition, the instability of the global economy and tight credit markets could continue to adversely impact the company’s business in several respects, including adversely impacting credit quality and insolvency risk of the company and its customers and business partners, including suppliers and distributors; bookings; and reductions and deferrals of demand for Spansion products. The company urges investors to review in detail the risks and uncertainties discussed in the company’s Securities and Exchange Commission filings, including but not limited to the company’s most recent Annual Report on Form 10-K for and Quarterly Reports on Form 10-Q. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.